UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2014

REPLIGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14656	04-2729386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Seyon Street, Bldg. 1, Suite 100, Waltham, MA	02453
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 250-0111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2014, Repligen Corporation (the “Company” or “Repligen”) announced Tony J. Hunt’s appointment as Chief Operating Officer of the Company, effective May 5, 2014 (the “Start Date”).

Tony J. Hunt will be responsible for leading the Company’s operating activities. Prior to joining the Company, Mr. Hunt was most recently President, BioProduction at Life Technologies, a global life sciences company that was acquired by Thermo Fisher Scientific earlier this year. Mr. Hunt began his tenure at Life Technologies in 2008 as General Manager, BioProduction Chromatography and Pharma Analytics. He was previously with Applied Biosystems for eight years, most recently as the Senior Director, Pharma Programs. Mr. Hunt began his career with Repligen where he worked in process development. Mr. Hunt holds a B.S. in microbiology from University of Galway, Ireland, and an M.S. in biotechnology from University College Galway, Ireland, and a M.B.A. from Boston University School of Management.

In connection with his employment, the Company entered into a letter agreement, dated April 7, 2014 (the “Employment Agreement”) which sets forth certain terms of Mr. Hunt’s employment. There are no other arrangements or understandings between Mr. Hunt and any other persons pursuant to which he was selected as the Company’s Chief Operating Officer. Additionally, there are no transactions involving the Company and Mr. Hunt that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Pursuant to the terms of the Employment Agreement, Mr. Hunt will receive an annual base salary of $330,000 and he will be eligible to receive an annual performance bonus under the Company’s Executive Incentive Compensation Plan. The Company will target such bonus at up to 55% of Mr. Hunt’s annual base salary; however, the actual bonus percentage is discretionary and will be subject to the Board of Directors’ assessment of Mr. Hunt’s performance as well as general business conditions at the Company. For 2014, the target bonus will be prorated at 36.7%.

The Employment Agreement further provides that the Board of Directors will grant Mr. Hunt an incentive stock option to purchase 50,000 shares of the Company’s common stock (the “Option Grant”) under the Company’s 2012 Stock Option and Incentive Plan (the “Plan”). The Employment Agreement also provides that the Board of Directors will grant to Mr. Hunt a restricted stock unit award for 25,000 shares of the Company’s common stock (the “RSU Award”) under the Plan. Twenty percent (20%) of each of the Option Grant and the RSU Award will vest and become exercisable on the first, second, third, fourth and fifth anniversaries of the respective date of grant. In addition, Mr. Hunt will be eligible to receive additional incentive equity awards under the Company’s executive incentive plans or programs, with the target value of any such awards at an aggregate value of 65% and 75% of total target compensation. Mr. Hunt will be also be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company’s full-time employees and/or executive officers.

Additionally, the Employment Agreement provides that Mr. Hunt’s employment with the Company is at will and may be terminated by either party at any time with or without notice and for any or no reason or cause. In the event Mr. Hunt’s employment is terminated without cause, Mr. Hunt will be entitled to receive severance pay equal to six months of his base salary in effect as of the termination date (less required deductions and withholdings) to be paid in the form of salary continuation on the Company’s standard payroll dates following the termination date, and fifty percent of his unvested stock options and restricted stock unit awards will vest immediately. Mr. Hunt will also receive a continuation of group health insurance coverage through COBRA for a period of six months with the cost of such benefits to be shared in the same relative proportion by the Company and Mr. Hunt as in effect on the date of termination.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

On May 1, 2014, William J. Kelly, the Company’s Chief Accounting Officer, Secretary, Treasurer, principal accounting officer and principal financial officer, provided notice of his intention to resign from the Company, effective May 9, 2014, in order to pursue other employment opportunities. The Board of Directors of the Company appointed Walter C. Herlihy as the Company’s Treasurer, principal accounting officer and principal financial officer and Mr. Hunt as the Company’s Secretary, each effective upon the date of Mr. Kelly’s resignation from the Company. Mr. Herlihy will continue in his role as the Company’s President and Chief Executive Officer in addition to his appointment as principal accounting officer and principal financial officer.

Item 7.01. Regulation FD Disclosure.

On May 6, 2014, the Company issued a press announcing Mr. Hunt’s appointment as Chief Operating Officer of the Company. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Letter Agreement, dated as of April 7, 2014, by and between Repligen Corporation and Tony J. Hunt.

99.1	Press Release by Repligen Corporation, dated May 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIGEN CORPORATION

Date: May 6, 2014	By:	/s/ Walter C. Herlihy
Walter C. Herlihy

President and Chief Executive Officer

EXHIBIT INDEX

No.	Exhibit

10.1	Letter Agreement, dated as of April 7, 2014, by and between Repligen Corporation and Tony J. Hunt.

99.1	Press Release by Repligen Corporation, dated May 6, 2014.